Exhibit 99.1

Popeyes® Louisiana Kitchen, Inc. Appoints John K. Merkin as Chief

Operating Officer-US

ATLANTA – March 13, 2015 – Popeyes® Louisiana Kitchen, Inc. (NASDAQ: PLKI), the franchisor and operator of Popeyes restaurants, today announced it has appointed John K. Merkin as Chief Operating Officer-US. Bringing his nearly 30 years of expertise in restaurants and retail franchising to the Popeyes brand, Mr. Merkin will join the leadership team with responsibility for company and franchise operations, new unit development and restaurant support services, reporting to Cheryl A. Bachelder, CEO Popeyes Louisiana Kitchen, effective March 30, 2015.

“Over the past seven years, we have pursued bold, ambitious goals, with our Roadmap strategies, delivering quarter after quarter of positive results,” said Ms. Bachelder. “As we prepare to advance our employee and guest experience, John brings a proven track record in creating high trust, high performance teams that support the success of franchisees and restaurant managers. He has broad and deep experience in operations, development, brand building and talent development. We are pleased to announce his appointment as chief operating officer.”

Mr. Merkin most recently served as Senior Vice President of Operations at IHOP®, owned by DineEquity, Inc., where he was responsible for franchise services and operations support for more than 1600 restaurants in U.S. and international markets, with more than 350 franchisees. During his tenure, IHOP has consistently delivered same store sales increases while increasing franchisee engagement and guest service ratings.

Prior to his years with IHOP, Mr. Merkin spent more than 20 years with InterContinental Hotels Group, PLC. He held various positions including Senior Vice President, Brand Management, Holiday Inn Brands, the Americas. In this capacity, Mr. Merkin implemented a re-launch of the Holiday Inn brand, a system of more than 2,500 hotels. The re-launch strategy led to significant gains in market share and guest satisfaction. During his tenure at InterContinental Hotels Group, Mr. Merkin also held roles in franchise operations, field marketing, and franchise development and services.

“Popeyes has distinguished itself as a market leader among quick service restaurants, achieving results through strategic innovation, franchisee focus and a commitment to executional excellence,” said Mr. Merkin. “I am honored to become a part of this leadership team and look forward to contributing to the success of the Popeyes brand and organization.”

Mr. Merkin earned his MBA from Northwestern University’s J.L. Kellogg Graduate School of Management and completed his undergraduate work at Southern Illinois University, with a B.S. degree in Business Management.

Corporate Profile

Popeyes Louisiana Kitchen, Inc. is the franchisor and operator of Popeyes® restaurants, the world’s second-largest quick service chicken concept based on number of units. As of December 28, 2014, Popeyes had 2,379 operating restaurants in the United States, three territories and 26 foreign countries. The Company’s primary objective is to deliver sales and profits by offering excellent investment opportunities in its Popeyes brand and providing exceptional franchisee support systems and services to its owners. Popeyes Louisiana Kitchen, Inc. can be found at www.popeyes.com.

Popeyes Louisiana Kitchen, Inc.

Grady Walker, 404-459-4584

Treasurer and Director of Investor Relations

investor.relations@popeyes.com

or

Todd Burke, 404-459-4737

Vice President Communications & Public Relations

Todd.Burke@popeyes.com

or

Coltrin & Associates

Jennifer Webb, 212-221-1616

Jennifer_Webb@Coltrin.com